Smart Sand, Inc. Announces Fourth Quarter and Full Year 2018 Results

•	4Q and full year 2018 revenue of $52.2 million and $212.5 million, respectively.

•	4Q and full year 2018 total tons sold of approximately 610,000 and 2,995,000, respectively.

•	4Q and full year 2018 net (loss) income of $(4.4) million and $18.7 million, respectively.

•	4Q and full year 2018 Adjusted EBITDA of $18.7 million and $66.0 million, respectively.

THE WOODLANDS, Texas, March 14, 2019 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company, is a low-cost producer of high quality Northern White raw frac sand and provider of proppant logistics solutions through both our in-basin transloading terminal and wellsite storage solutions, today announced results for the fourth quarter and full year ended December 31, 2018.
Charles Young, Smart Sand’s Chief Executive Officer, stated “Smart Sand had a good quarter and we've responded well to the challenging conditions in the fourth quarter. We recently contracted two sets of last mile storage solutions and have two additional sets ready to be deployed. Our investment in the Van Hook terminal in the Bakken is a strong contributor to our operating performance. We remained focused on our long-term objectives and we've proven that we’re profitable through all operating cycles with consistent results of operations. Looking forward, we plan to stay the course in continuing to execute on our already-profitable plan to provide long-term value to the Company, our employees, our customers, and our shareholders.”

Full Year 2018 Highlights

Revenues of $212.5 million for the full year 2018 were the highest in the history of the Company representing a 55% increase over full year 2017 revenue of $137.2 million.  The increase in revenues was primarily due to higher sales volumes resulting from increased exploration and production activity, higher average selling prices of proppant due to increased in-basin sales generated from our Van Hook terminal in the Bakken and favorable price adjustments under certain take-or-pay contracts based on the Average Cushing Oklahoma WTI Spot prices.

Overall tons sold were approximately 2,995,000 in the full year 2018, compared to full year 2017 volume of 2,449,000 tons. Tons sold increased by 22.3% due to increased exploration and production activity in the oil and natural gas industry in 2018 compared to 2017.

Net income was $18.7 million, or $0.46 per basic share and $0.46 per diluted share, for the full year 2018, compared with net income of $21.5 million, or $0.54 per basic share and $0.53 per diluted share, for the full year 2017, a decrease of 13% year over year.  Affecting the 2018 earnings per share was a non-cash impairment charge of $17.8 million, or $0.44 per basic and diluted share, related to goodwill and an indefinite-lived intangible asset that was recorded in the fourth quarter of 2018. The impairment charge relates primarily to the decline in our stock price in 2018 and the relationship between the resulting market capitalization and the equity recorded on our balance sheet. Increased sales volumes during 2018 and favorable pricing trends in the first half of the year led to higher gross profit, which partially offset the impairment charge.

Adjusted EBITDA was $66.0 million for the full year 2018 compared to Adjusted EBITDA of $30.6 million for the full year 2017, an increase of 116% year over year.  The increase in Adjusted EBITDA was primarily due to higher sales volumes, including in-basin sales, and higher average selling prices, partially offset by increased staffing, utilities and equipment expenses, along with increased transportation charges.

Fourth Quarter 2018 Highlights

Revenues were $52.2 million in the fourth quarter of 2018, a 17% decrease compared to third quarter 2018 revenues of $63.1 million. Fourth quarter 2018 revenues increased by 21% compared to fourth quarter 2017 revenues of $43.0 million. The decrease in revenues over the previous quarter was primarily attributed to a decrease in sales volumes under both contract and spot sales. The increase in revenue over the fourth quarter of 2017 was due to an increase in average selling price per ton, driven by pricing adjustments in our both our contracted prices for changes in the price of oil and higher average selling prices due to increased in-basin sales generated from our Van Hook terminal.
Overall tons sold were approximately 610,000 in the fourth quarter of 2018, compared with approximately 706,400 tons in the fourth quarter 2017 and 823,000 tons for the third quarter of 2018, decreases of 14% and 26%, respectively.
Net loss was $(4.4) million, or $(0.11) per basic and diluted share, for the fourth quarter of 2018, compared with net income of $10.9 million, or $0.27 per basic and diluted share, for the fourth quarter 2017 and net income of $12.1 million, or $0.30 per basic and diluted share, for the third quarter of 2018. The net loss in the fourth quarter of 2018 is primarily attributable to a non-cash impairment charge of $17.8 million, or $0.44 per basic and diluted share, related to goodwill and an indefinite-lived intangible asset that was recorded in the fourth quarter of 2018. The impairment charge relates primarily to the decline in our stock price in 2018 and the relationship between the resulting market capitalization and the equity recorded on our balance sheet. The impairment charges were partially offset by an increase in the average selling price per ton, driven by increased in-basin sales generated from our Van Hook terminal.
Adjusted EBITDA was $18.7 million for the fourth quarter of 2018 compared to $8.9 million during the same period last year, an increase of 111% year over year, and a decrease of 15% compared to third quarter 2018 Adjusted EBITDA of $22.1 million. The decrease in Adjusted EBITDA compared to the third quarter of 2018 was primarily due to lower sales volumes which was partially offset by higher average selling prices per ton. The increase in Adjusted EBITDA compared to the fourth quarter 2017 was primarily due to a higher average selling price per ton sold, partially offset by increased transportation and labor costs.

Capital Expenditures
Smart Sand’s capital expenditures totaled $14.4 million for the fourth quarter ended December 31, 2018, primarily related to the manufacture of our wellsite storage solutions systems. Capital expenditures for the full year ended December 31, 2018 totaled approximately $126.0 million and included the acquisition of Quickthree, the acquisition of the Van Hook terminal in the Bakken, expansion projects at our Oakdale sand processing facility, our investment in various enhancement and cost improvement projects, and the manufacture of our wellsite storage solutions systems. We estimate that full year 2019 capital expenditures will be approximately $30 million to $40 million, excluding any additional acquisitions. This range of investment gives consideration to investment in the build up of our wellsite storage solutions. Our primary sources of liquidity are cash flow generated from our operations and our Credit Facility. At December 31, 2018, we had approximately $1.5 million of cash on hand and $15.5 million available under our Credit Facility.

Share Repurchase
Smart Sand’s board of directors authorized a share repurchase program pursuant to which the Company may repurchase up to 2,000,000 shares of the Company’s common stock through the twelve month period following the announcement of such program. During the fourth quarter of 2018, the Company repurchased 588,200 shares for an aggregate amount of $2.0 million. The remaining amount the Company may repurchase under the existing authorization is 1,411,800 shares.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors this morning, March 14, 2019 at 10:00 a.m. Eastern Time to discuss the Company’s fourth quarter and full year 2018 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 3448537. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 3448537.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2018, filed by the Company with the U.S. Securities and Exchange Commission on March 14, 2019.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
Smart Sand is a fully integrated frac sand supply and services company, offering complete mine to wellsite solutions for our customers. We produce low-cost, high quality Northern White raw frac sand and provide our customers with proppant logistics solutions from the mine to the wellsite. Northern White raw frac sand is a premium proppant used to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. We also offer logistics solutions to our customers through our Van Hook transloading terminal in the Bakken and wellsite storage capabilities. We own and operate a raw frac sand mine and related processing facility near Oakdale, Wisconsin, at which we have approximately 317 million tons of proven recoverable sand reserves as of December 31, 2018. We began operations with 1.1 million tons of annual nameplate processing capacity in July 2012. After several expansions, our current wet and dry plant nameplate processing capacity at our Oakdale facility is approximately 5.5 million tons of raw frac sand per year. For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues	$52,248	$63,146	$43,037
Cost of goods sold	34,217	40,595	32,938
Gross profit	18,031	22,551	10,099
Operating expenses:
Salaries, benefits and payroll taxes	2,448	3,232	2,517
Depreciation and amortization	678	501	148
Selling, general and administrative	2,617	3,512	2,868
Change in the estimated fair value of contingent consideration	242	(2,100)	—
Impairment of goodwill and indefinite-lived intangible asset	17,835	—	—
Total operating expenses	23,820	5,145	5,533
Operating income	(5,789)	17,406	4,566
Other income (expenses):
Interest expense, net	(828)	(758)	(110)
Other income	48	90	265
Total other income (expenses), net	(780)	(668)	155
Income before income tax (benefit) expense	(6,569)	16,738	4,721
Income tax (benefit) expense	(2,136)	4,613	(6,165)
Net income	$(4,433)	$12,125	$10,886

Net income per common share:
Basic	$(0.11)	$0.30	$0.27
Diluted	$(0.11)	$0.30	$0.27
Weighted-average number of common shares:
Basic	40,262	40,541	40,393
Diluted	40,262	40,551	40,435

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017
	(audited)	(audited)
	(in thousands, except per share amounts)
Revenues	$212,470	$137,212
Cost of goods sold	144,903	100,304
Gross profit	67,567	36,908
Operating expenses:
Salaries, benefits and payroll taxes	11,043	8,219
Depreciation and amortization	1,843	525
Selling, general and administrative	12,825	9,459
Change in the estimated fair value of contingent consideration	(1,858)	—
Impairment of goodwill and indefinite-lived intangible asset	17,835	—
Total operating expenses	41,688	18,203
Operating income	25,879	18,705
Other income (expenses):
Interest expense, net	(2,266)	(450)
Other income	197	462
Total other income (expenses), net	(2,069)	12
Income before income tax expense (benefit)	23,810	18,717
Income tax expense (benefit)	5,122	(2,809)
Net income	$18,688	$21,526
Net income per common share:
Basic	$0.46	$0.54
Diluted	$0.46	$0.53
Weighted-average number of common shares:
Basic	40,427	40,208
Diluted	40,449	40,304

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2018	2017
	(in thousands, except share amounts)
Assets
Current assets:
Cash and cash equivalents	$1,466	$34,740
Restricted cash	—	487
Accounts receivable, net	18,989	23,377
Unbilled receivables	7,823	1,192
Inventories	18,575	9,532
Prepaid expenses and other current assets	3,243	3,849
Total current assets	50,096	73,177
Property, plant and equipment, net	248,396	171,762
Intangible assets, net	18,068	—
Deferred financing costs, net	334	892
Other assets	3,398	971
Total assets	$320,292	$246,802
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$11,336	$26,123
Accrued and other expenses	8,392	7,576
Deferred revenue	4,095	—
Current portion of long-term debt	829	860
Total current liabilities	24,652	34,559
Long-term debt, net of current portion	47,893	—
Deferred tax liabilities, long-term, net	17,898	13,239
Asset retirement obligation	13,322	8,982
Contingent consideration	7,167	—
Total liabilities	110,932	56,780
Commitments and contingencies
Stockholders’ equity
Common Stock	40	40
Treasury stock, at cost	(2,839)	(666)
Additional paid-in capital	162,195	159,059
Retained earnings	50,277	31,589
Accumulated other comprehensive loss	(313)	—
Total stockholders’ equity	209,360	190,022
Total liabilities and stockholders’ equity	$320,292	$246,802

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax (benefit) expense; (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	our ability to incur and service debt and fund capital expenditures;

•	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•	our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
	(in thousands)
Net (loss) income	$(4,433)	$12,125	$10,886
Depreciation, depletion and amortization	5,780	4,929	2,184
Income tax expense (benefit)	(2,135)	4,612	(6,165)
Interest expense	832	760	174
Franchise taxes	59	54	31
EBITDA	$103	$22,480	$7,110
Loss on sale of fixed assets	68	253	66
Equity compensation (1)	721	791	495
Acquisition and development costs (2)	263	(1,723)	766
Non-cash impairment of goodwill and other intangible asset (3)	17,835	—	—
Cash charges related to restructuring and retention	112	198	40
Accretion of asset retirement obligations	(356)	139	453
Adjusted EBITDA	$18,746	$22,138	$8,930
(1)    Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.

(2)
Represents costs incurred related to the business combinations and current development project activities. The three months ended September 30, 2018 includes $2,100 decrease in the estimated fair value of our contingent consideration related to the acquisition of Quickthree, partially offset by $1,159 of costs related to the acquisition of Quickthree. The three months ended December 31, 2017 includes costs related to development project activities.

(3)
An impairment charge of $17,835 related to goodwill and an indefinite-lived intangible asset was recorded in the fourth quarter of 2018. The impairment charge relates primarily to the decline in our stock price in 2018 and the relationship between the resulting market capitalization and the equity recorded on our balance sheet.

_________________________

	Year Ended December 31,
	2018	2017
	(in thousands)
Net income	$18,688	$21,526
Depreciation, depletion and amortization	18,165	7,300
Income tax expense (benefit)	5,122	(2,809)
Interest expense	2,320	700
Franchise taxes	442	339
EBITDA	$44,737	$27,056
Loss on sale of fixed assets	321	253
Integration and transition costs	—	16
Equity compensation (1)	2,670	1,652
Acquisition and development costs (2)	(218)	845
Non-cash impairment of goodwill and other intangible asset (3)	17,835	—
Cash charges related to retention and employee relocation	674	279
Accretion of asset retirement obligations	(26)	514
Adjusted EBITDA	$65,993	$30,615

(1)	Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.

(2)
Represents costs incurred related to the business combinations and current development project activities. The year ended December 31, 2018 includes $1,858 decrease in the estimated fair value of our contingent consideration related to the acquisition of Quickthree, partially offset by $1,146 of costs related to the acquisition of Quickthree and $494 related to development project activities. The year ended December 31, 2017 includes costs related to development project activities.

(3)
An impairment charge of $17,835 related to goodwill and an indefinite-lived intangible asset was recorded in the fourth quarter of 2018. The impairment charge relates primarily to the decline in our stock price in 2018 and the relationship between the resulting market capitalization and the equity recorded on our balance sheet.

_________________________

Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
We believe that a transition to reporting contribution margin and contribution margin per ton sold will provide a better performance metric to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base. As such, we believe that it is no longer relevant to report production costs or production costs per ton on a standalone basis.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in our industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017
	(in thousands)
Revenue	$52,248	$63,146	$43,037
Cost of goods sold	34,217	40,595	32,938
Gross profit	18,031	22,551	10,099
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	4,746	4,567	2,490
Contribution margin	$22,777	$27,118	$12,589
Contribution margin per ton	$37.34	$32.95	$17.82
Total tons sold	610	823	706

	Year Ended December 31,
	2018	2017
	(in thousands)
Revenue	$212,470	$137,212
Cost of goods sold	144,903	100,304
Gross profit	67,567	36,908
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	16,297	7,289
Contribution margin	$83,864	$44,197
Contribution margin per ton	$28.00	$18.05
Total tons sold	2,995	2,449

Investor Contacts
Josh Jayne
Finance Manager
(281) 231-2660
jjayne@smartsand.com

Lee Beckelman
CFO
(281) 231-2660
lbeckelman@smartsand.com